OR IMMEDIATE RELEASE

For:  MobileMedia Corporation

Media Contact:  Krista Grossman 201/969-4959
Investor Contact:  Lynne Burns 201/969-4999


                  MOBILEMEDIA REACHES AGREEMENT ON STIPULATION

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FORT LEE, NJ, March 22, 1999 -- MobileMedia Corporation announced that it has reached an agreement, reflected in a stipulation (the "Stipulation"), which, if approved by the Bankruptcy Court, would resolve pending objections to MobileMedia's Third Amended Joint Plan of Reorganization (the "Plan") and result in the Plan being either confirmed or denied by the Bankruptcy Court. The Plan provides for the merger of MobileMedia into Arch Communications Group, Inc. ("Arch") (Nasdaq: APGR).

The Stipulation, which was initially filed with the Bankruptcy Court on March 12, 1999 in unsigned form, now has been signed by all the parties thereto, including (i) Arch, (ii) MobileMedia, (iii) the Debtors' unsecured creditors committee, (iv) the agent for the Debtors' pre-petition secured lenders, (v) the unsecured creditors that have filed certain objections to confirmation of the Plan (the "Objectors") and (vi) two members of the unsecured creditors committee and two other unsecured creditors that have agreed, as "standby purchasers", to purchase certain shares of Arch common stock to the extent the shares are not purchased by other unsecured creditors through the exercise of rights being issued to them by Arch pursuant to the Plan. The Stipulation still requires approval of the Bankruptcy Court in order to be effective. MobileMedia today submitted the Stipulation to the Court for approval.

Under the Stipulation, the confirmation hearing, which had been continued to March 26, 1999, will be further continued until April 12, 1999 (the "Continued Confirmation Hearing") if the Objectors provide notice to the Debtors by March 23, 1999 that the Objectors intend to deliver an alternative proposal for reorganization of the Debtors (the "Objectors Proposal") on or before April 1, 1999. If the Objectors Proposal is delivered by April 1, 1999 (and not thereafter withdrawn), the Bankruptcy Court will determine at the Continued Confirmation Hearing whether the Objectors Proposal meets the requirements set forth in the Stipulation (the "Requirements"), including requirements that the Objectors Proposal (A) be capable of confirmation and consummation within a reasonable period of time, (B) provide (x) for payment in full in cash of (i) all administrative claims, including the breakup fee in the amount of $25 million that may be payable to Arch under the merger agreement with Arch, and
(ii) the Allowed Claims of Classes 4 and 5 (except for default interest) under the Plan (approximately $485 million), and (y) for a distribution to Class 6 (general unsecured creditors) that is materially greater in value than the distribution to Class 6 under the Plan, (C) have financing committed or reasonably capable of being obtained and (D) after taking into account all relevant business factors (including, without limitation, any conditions and contingencies), be superior to the Plan.

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MobileMedia Reaches Agreement on Stipulation/Page 2


Under the Stipulation, if the Court finds that the Objectors Proposal does not meet the Requirements, the Plan would be confirmed, subject to a determination that the Plan meets all requirements of the Bankruptcy Code. If the Bankruptcy Court finds that the Objectors Proposal meets the Requirements, the Bankruptcy Court would deny confirmation of the Plan. If the Objectors do not deliver the Objectors Proposal by April 1, 1999 (or, if it is delivered, but thereafter withdrawn), then, subject to a determination by the Court that the Plan meets the requirements of the Bankruptcy Code, the Plan would be confirmed.

Under the Stipulation and subject to the terms and conditions thereof, the Objectors would withdraw their objections to confirmation of the Plan and waive their rights to appeal confirmation of the Plan. Also, under certain circumstances, the Objectors would be deemed to have voted in favor of the Plan.

In addition, the Stipulation (A) provides that, if the Plan is confirmed on March 26, 1999, the rights offering period contemplated by the Plan would expire 45 days after confirmation, or that, if the Plan is confirmed on or after April 12, 1999, such rights offering period would expire on the later of May 14, 1999 or 20 days after confirmation, (B) provides for the reimbursement by the Debtors of certain fees and expenses incurred by the Objectors, (C) provides for the exchange of certain releases among various parties and (D) contains certain provisions relating to the possible payment by the Debtors to Arch of a breakup fee.

MobileMedia filed a voluntary petition under chapter 11 of the U.S. Bankruptcy Code on January 30, 1997. MobileMedia and Arch executed their merger agreement on August 19, 1998 and subsequently executed certain amendments thereto. On December 2, 1998, MobileMedia also filed the Plan, which provides for the merger. The Federal Communications Commission approved the transfer of wireless messaging licenses from MobileMedia to Arch by order dated February 2, 1999 and released on February 5, 1999.

MobileMedia Corporation, Fort Lee, N.J., is one of the largest providers of paging and personal communications services in the United States, reaching markets of over 95 percent of the U.S. population, including the top 100 metropolitan statistical areas. MobileMedia, with 3,000 employees, offers local, regional and nationwide coverage to more than three million subscribers in all 50 states, the District of Columbia and in the Caribbean. The Company operates two one-way nationwide FLEX(TM) networks and is constructing a nationwide narrowband PCS network. MobileMedia, doing business as MobileComm, can be found on the Internet at www.mobilecomm.com. The Company is not associated with MobilComm, Inc. of Cincinnati, Ohio.

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MobileMedia Reaches Agreement on Stipulation/Page 3

Safe harbor statement under the Private Securities Litigation Reform Act of 1995: Statements contained in this news release that are not historical fact, such as forward-looking statements concerning future financial performance and growth, involve risks and uncertainties. Although MobileMedia believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Any forward -looking statements represent the best judgment of MobileMedia as of the date of this release. The Company disclaims any intent or obligation to update any forward-looking documents.